Free Writing Prospectus pursuant to Rule 433 dated August 14, 2026

Registration Statement No. 333-284538

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to a Basket due August 24, 2029

Summary of Terms

Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)		Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

Market measure:

An unequally weighted basket (the “basket”) comprised of the following basket components (each referred to as a “basket component,” and collectively as the “basket components”). For each basket component, its weighting percentage is set forth below:

	Basket Component	Weighting Percentage
	EURO STOXX 50® Index	40.00%
	Nikkei 225	25.00%
	FTSE® 100 Index	17.50%
	Swiss Market Index	10.00%

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.25% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

	S&P/ASX 200 Index	7.50%

Pricing date:	expected to be August 21, 2026		Hypothetical Payout Profile*
Issue date:	expected to be August 26, 2026

*assumes a call premium of 11.15% of the face amount.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the basket closing level on the call date significantly exceeds the starting level. If the securities are automatically called, you will not have the opportunity to participate in any appreciation of the basket at the upside participation rate.

If the securities are not automatically called and the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the basket and will lose more than 25.00%, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated August 12, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated August 12, 2026
●
WFS product supplement no. 9 dated January 20, 2026
●
Underlier supplement no. 49 dated June 24, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

Calculation day:	expected to be August 21, 2029
Stated maturity date:	expected to be August 24, 2029
Starting level:	100
Basket closing level:

on the call date or the calculation day, the product of (i) 100 times (ii) the sum of (a) 1 plus (b) the sum of the products, as calculated for each basket component, of: (1) its basket component return on such day multiplied by (2) its weighting percentage.

Ending level:	the basket closing level on the calculation day
Basket return:	ending level – starting level starting level
Initial basket component level:	with respect to a basket component, the closing level of such basket component on the pricing date
Basket component return:

for the call date or the calculation day, the “basket component return” with respect to a basket component is the percentage change from its initial basket component level to its closing level on that day, measured as follows:

(closing level on such day – initial basket component level) / initial basket component level

Upside participation rate:	125.00%
Threshold level:	75.00% of the starting level
Threshold amount:	25.00%
Call date:	expected to be August 26, 2027
Call premium:	at least 11.15 % of the face amount (at least $111.5 per security)
Call settlement date:	three business days after the call date
Automatic call:

if the basket closing level on the call date is greater than or equal to the starting level, the securities will be automatically called, and on the call settlement date the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to $1,000 plus the call premium.

Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending level is greater than the starting level: $1,000 plus:

$1,000 × basket return × upside participation rate;

•
if the ending level is less than or equal to the starting level but greater than or equal to the threshold level: $1,000; or
•
if the ending level is less than the threshold level:

$1,000 + ($1,000 × basket return)

CUSIP:	40058LC57

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $890 and $920 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 49, WFS product supplement no. 9 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 49, WFS product supplement no. 9 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 49, WFS product supplement no. 9 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 9, accompanying underlier supplement no. 49, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 9, accompanying underlier supplement no. 49, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 9, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 49 as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium You Will Receive on the Call Settlement Date If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called Is Not Linked to the Basket Closing Level at Any Time Other Than on the Call Date or the Calculation Day, as the Case May Be
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Level of the Basket
▪
The Amount You Will Receive on the Call Settlement Date Will Be Capped Due to the Call Premium
▪
Your Securities Are Subject to Automatic Redemption
▪
Your Securities Do Not Bear Interest
▪
The Lower Performance of One Basket Component May Offset an Increase in the Other Basket Components

▪
You Have No Shareholder Rights or Rights to Receive Any Basket Component Stock
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

Additional Risks Related to the Basket Components

▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Component With Basket Component Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities.

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

For details about the license agreement between each basket component sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index”, “The Underliers — Nikkei 225”, “The Underliers — FTSE® 100 Index”, “The Underliers — Swiss Market Index” and “The Underliers — S&P/ASX 200 Index” on pages S-36, S-84, S-42, S-153 and S-110 of the accompanying underlier supplement no. 49, respectively.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the securities and certain risks.